Pricing Supplement No. 1552 To prospectus dated September 29, 2009 and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated June 8, 2012; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$22,147,000 Securities Linked to the S&P GSCI® Gold Index–Total Return and the S&P GSCI® Light Energy Index–Total Return due July 11, 2013

General
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The securities are designed for investors who seek a return, which may be positive, zero or negative, linked to the three-times leveraged performance of an unequally weighted basket of two indices (the “Basket Indices”) — the S&P GSCI® Gold Index–Total Return, which is a single-commodity sub-index of the S&P GSCI™-Total Return and provides investors with a publicly available benchmark for investment performance in the gold commodity markets, and S&P GSCI® Light Energy Index–Total Return, which is comprised of the same commodity futures as the S&P GSCI™-Total Return but with those weights for contracts in the energy sector having been divided by 4 and with resulting higher weights for the remaining commodities.

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The performance of the Basket Indices will be reduced by the Adjustment Factor and the TBill Return. If the combined performance of the Basket Indices is negative or is not sufficiently positive to offset the effect of the Adjustment Factor and the deduction of the TBill Return, you will lose some or all of your initial investment. The securities will be redeemed early if the combined performance of the Basket Indices is sufficiently negative to trigger a Mandatory Prepayment Event, in which case investors will lose a significant portion, and could lose all, of their investment. Any payment at maturity or upon early redemption (including any coupon payment) is subject to the ability of the Issuer to pay its obligations as they become due.

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The securities will pay a Coupon monthly and on the Maturity Date in arrears on an actual/360 basis at a rate equal to the greater of (i) 1-month USD LIBOR (as defined below) less 0.16% and (ii) 0.00%.

•	Senior unsecured obligations of Deutsche Bank AG due July 11, 2013.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities priced on June 8, 2012 (the “Trade Date”) and are expected to settle on June 13, 2012 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The securities are linked to the performance of two indices, as set forth below (each, a “Basket Index,” and collectively, the “Basket Indices”).
	Basket Index	Basket Index Weighting	Ticker Symbol	Initial Level
	S&P GSCI® Gold Index–Total Return (the “Gold Index”)	75.00%	SPGCGCTR	873.0195
	S&P GSCI® Light Energy Index–Total Return (the “Light Energy Index”)	25.00%	SPGCLETR	3,184.745
Coupon:
Paid on a monthly basis and on the Maturity Date in arrears based on an actual/360 day count fraction provided that the coupon will not accrue on or after an Early Redemption Payment Date. The Coupon rate for each Coupon Period will be the greater of (i) LIBOR less 0.16% and (ii) 0.00%. For the initial Coupon Period, the Coupon rate is 0.08075%.

In the case of an Early Redemption at Holder’s Option, Early Redemption at Issuer’s Option or a Mandatory Prepayment Event (each, an “Early Redemption Event”), you will receive on the applicable Early Redemption Payment Date any accrued but unpaid Coupon to (but excluding) such Early Redemption Payment Date.

Coupon Period:	From (and including) a Coupon Payment Date, or the Settlement Date in the case of the initial Coupon Period, to (but excluding) the following Coupon Payment Date.
Coupon Payment Dates:
The 11th of each month beginning on July 11, 2012 and ending on the scheduled Maturity Date. If such Coupon Payment Date is not a Business Day, the Coupon will be paid on the first following day that is a Business Day, but no adjustment will be made to the Coupon Period.

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$22,147,000.00	$0.00	$22,147,000.00
(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this pricing supplement. The agents for this offering are affiliates of ours. For more information see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$22,147,000.00	$2,538.05

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

June 8, 2012

(Key Terms continued from previous page)

Redemption Amount:
A cash payment upon early redemption or at maturity per $1,000 Face Amount of securities, determined on the relevant Final Valuation Date, equal to:
$1,000 + [$1,000 × 3 × (Basket Return – TBill Return – Adjustment Factor)]
Your investment will be exposed to any decline in the Basket on a three-times leveraged basis. If the Basket Return on the relevant Final Valuation Date is negative, you will lose 3% of the Face Amount of your securities for every 1% of negative Basket Return. In addition, the Adjustment Factor will reduce your return on a three-times leveraged basis, resulting in a reduction of approximately 0.63% for each year the securities remain outstanding, and the deduction of the TBill Return will also reduce your return on a three-times leveraged basis, in each case, regardless of whether the Basket Return is positive, zero or negative. In no event will the Redemption Amount be less than zero.
You will lose some or all of your investment at maturity or upon early redemption if the Basket Indices do not appreciate during the term of the securities. Even if the levels of the Basket Indices do appreciate, you will lose some of your investment if the levels of the Basket Indices do not appreciate sufficiently to offset the effect of the Adjustment Factor and the deduction of the TBill Return.

Basket Return:	(Gold Index Performance x 75.00%) + (Light Energy Index Performance x 25.00%)
Gold Index Performance:	(	Final Level Initial Level	) – 1;	determined using the Initial Level and relevant Final Level for the Gold Index
Light Energy Index Performance:	(	Final Level Initial Level	) – 1;	determined using the Initial Level and relevant Final Level for the Light Energy Index
Initial Level†:	The closing level of the respective Basket Index on the Trade Date, as set forth in the table above
Final Level†:	The closing level of the respective Basket Index on the relevant Final Valuation Date
LIBOR:
The rate for deposits in U.S. dollars for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the start of the relevant Coupon Period, on Reuters Page LIBOR01, or, if such rate does not appear on Reuters Page LIBOR01, the USD LIBOR rate for such period that appears on Telerate Page “3750” or such other page as may replace Reuters Page LIBOR01 on Reuters or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars.
The “designated period” for the determination of LIBOR for any Coupon Period is equal to one month.
A “London Banking Day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Adjustment Factor:	The greater of (i) 0.0004515 and (ii) (0.0021 x (Days / 365)), where “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the relevant Final Valuation Date.
TBill Return:	Where,

 “t” is any Business Day from and including the Business Day following the Trade Date (t =1) to and excluding the relevant Final Valuation Date.
“N” is the number of Business Days from and including the Business Day following the Trade Date (t =1) to and excluding the relevant Final Valuation Date.
“CDays” is the number of calendar days from and including the prior Business Day to and excluding the current Business Day.
“3MR(t-1)” is, on any Business Day “t”, the 91-day weekly auction high rate for U.S. Treasury Bills, as reported on Reuters page USAUCTION10, on the most recent day prior to such Business Day on which such rate was published, expressed as a money market rate.

Payment upon Early Redemption or at Maturity:
Upon early redemption or at maturity, you will receive the Redemption Amount calculated using the Final Level of each Basket Index, the TBill Return and the Adjustment Factor applicable on the relevant Final Valuation Date.

Early Redemption at Holder’s Option:
You will have the right on any Trading Day from and after the Trade Date to, but excluding, July 8, 2013, provided that there has not been an Early Redemption at Issuer’s Option or Mandatory Prepayment Event (each as described below), by written notice in the form entitled “Notice of Early Redemption” (attached hereto as Annex A) to the Issuer to require the Issuer to redeem all or a portion of the securities held by you; provided that, in the case of redemption of only a portion of your securities, any such redemption shall be of an aggregate Face Amount of securities of not less than $1,000,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $100,000. The aggregate Face Amount of your securities that remains outstanding must be at least $1,000.

Because the securities are represented by a global security, owned by The Depository Trust Company (the “Depositary”), you must instruct the broker or other direct or indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. You should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

(Key Terms continued from previous page)

Notice of Early Redemption at Holder’s Option:
An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on a Trading Day at or before 10:00 a.m. New York City time, or the next Trading Day if such notice is not received on a Trading Day or is received after 10:00 a.m. New York City time.

Early Redemption at Issuer’s Option:
The Issuer may, in its sole discretion, call the securities in whole, on any Trading Day from and after the Trade Date to, but excluding, July 8, 2013, and under the following circumstances:
(a)  Discontinuation of Publication of a Basket Index.
The Issuer may call the securities on any Trading Day following any date on which the calculation agent has notified the Issuer that the publisher of a Basket Index has stopped publication of such Basket Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the level of the such Basket Index, or (ii) continuing to determine the level of such Basket Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.
(b)  Commodity Hedging Disruption Event.
The Issuer may call the securities upon the occurrence of a Commodity Hedging Disruption Event, as described herein under “General Terms of the Securities – Commodity Hedging Disruption Events.”

Notice of Early Redemption at Issuer’s Option:
The Issuer will give the trustee written notice of early redemption, which shall be effective on the date on which such notice is actually delivered to the trustee if such notice is delivered on a Trading Day at or before 10:00 a.m., New York City time, or the next Trading Day if such notice is not delivered on a Trading Day or is delivered after 10:00 a.m., New York City time.

Mandatory Prepayment Event:
Your securities will be redeemed early in whole upon occurrence of a Mandatory Prepayment Event. A “Mandatory Prepayment Event” will occur if, from and after the Trade Date to and including the second Trading Day immediately prior to July 8, 2013, the Basket Return on any Trading Day (determined as if that Trading Day is the relevant Final Valuation Date and by reference to the closing level of the Gold Index on that Trading Day as appears on Bloomberg page "SPGCGCTR <Index>" and the closing level of the Light Energy Index on that Trading Day as appears on Bloomberg page “SPGCLETR <Index> without regard to any adjustment for Market Disruption Events) is equal to or less than -15.00%. If a Mandatory Prepayment Event occurs, you will lose a significant portion, and could lose all, of your investment in the securities.

Trade Date:	June 8, 2012
Settlement Date:	June 13, 2012
Final Valuation Date:	In the case of redemption on the Maturity Date, the Final Valuation Date is July 8, 2013.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Holder’s Option, the Final Valuation Date will be the Trading Day on which the Early Redemption at Holder’s Option becomes effective.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Issuer’s Option, the Final Valuation Date will be the Trading Day on which the Early Redemption at Issuer’s Option becomes effective.

In the case of a Mandatory Prepayment Event, the Final Valuation Date will be the Trading Day immediately following the Trading Day on which the Mandatory Prepayment Event occurred.
Early Redemption Payment Date††:	Three Business Days following the relevant Final Valuation Date.
Maturity Date††:	July 11, 2013, subject to an Early Redemption Event
Business Day:
A day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, England.

Trading Day:
A day, as determined by the calculation agent, on which the Relevant Exchanges (as defined below) for all Index Constituents (as defined below) are open for trading during their regular trading sessions, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Listing:	The securities will not be listed on a securities exchange.
CUSIP/ISIN:	2515A1KH3/ US2515A1KH32
†Subject to adjustment for non-Trading Days and certain Market Disruption Events as described below under “General Terms of the Securities – Market Disruption Events.”

†† Subject to postponement as described below under “General Terms of the Securities – Market Disruption Events” and acceleration as described below under “General Terms of the Securities – Commodity Hedging Disruption Events.”

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

HYPOTHETICAL EXAMPLES

The following table illustrates the hypothetical Redemption Amounts per $1,000 Face Amount of securities, for hypothetical performances of the Gold Index and the Light Energy Index, payable on the Maturity Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

For purposes of this table and the examples below, it is assumed that a Mandatory Prepayment Event does not occur. If a Mandatory Prepayment Event occurs, you will lose a significant portion, and could lose all, of your investment in the securities.

Redemption Amount
	Example 1	Example 2	Example 3	Example 4
Gold Index Performance	25.00%	1.00%	-20.00%	-10.00%
Light Energy Index Performance	35.00%	1.00%	30.00%	-10.00%
Adjustment Factor	0.23%	0.23%	0.23%	0.23%
Basket Return	27.50%	1.00%	-7.50%	-10.00%
Redemption Amount	$1,743.18	$948.18	$693.18	$618.18

The following examples are for illustrative purposes only and assume Initial Levels of 870.00 and 3,200.00 for the Gold Index and the Light Energy Index, respectively, and a hypothetical TBill Return of 2.50% from the Trade Date to the Final Valuation Date. These are not the actual Initial Levels as determined on the Trade Date.

Example 1: The Final Level of the Gold Index increases by 25% to 1,087.50 from the Initial Level of 870.00, and the Final Level of the Light Energy Index increases by 35% to 4,320.00 from the Initial Level of 3,200.00. Assuming a period of 395 calendar days from the Trade Date to the Final Valuation Date, you would receive a Redemption Amount of $1,743.18 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000 + [$1,000 × 3 × (Basket Return – TBill Return – Adjustment Factor)]
	=	$1,000 + [$1,000 × 3 × (27.50% – 2.50% – (0.0021 x (Days / 365)))]
	=	$1,743.18

Example 2: The Final Level of the Gold Index increases by 1.00% to 878.70 from the Initial Level of 870.00, and the Final Level of the Light Energy Index increases by 1.00% to 3,232.00 from the Initial Level of 3,200.00. This example illustrates how, even if the levels of the Basket Indices increase, the return on the securities will be negative unless the levels of the Basket Indices increase sufficiently to offset the effect of the Adjustment Factor and TBill Return. Assuming a period of 395 calendar days from the Trade Date to the Final Valuation Date, you would receive a Redemption Amount of $948.18 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000 + [$1,000 × 3 × (Basket Return – TBill Return – Adjustment Factor)]
	=	$1,000 + [$1,000 × 3 × (1.00% – 2.50% – (0.0021 x (Days / 365)))]
	=	$948.18

Example 3: The Final Level of the Gold Index decreases by 20% to 696.00 from the Initial Level of 870.00, and the Final Level of the Light Energy Index increases by 30% to 4,160.00 from the Initial Level of 3,200.00. In this case, even though the Final Level of the Light Energy Index is greater than the Initial Level, you would receive a payment at maturity that is significantly less than $1,000.00 per $1,000 Face Amount because the increase in the level of the Light Energy Index is offset by the much more heavily weighted decrease in the level of the Gold Index. Assuming a period of 395 calendar days from the Trade Date to the Final Valuation Date, you would receive a Redemption Amount of $693.18 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000 + [$1,000 × 3 × (Basket Return – TBill Return – Adjustment Factor)]
	=	$1,000 + [$1,000 × 3 × (-7.50% – 2.50% – (0.0021 x (Days / 365)))]
	=	$693.18

Example 4: The Final Level of the Gold Index decreases by 10% to 783.00 from the Initial Level of 870.00, and the Final Level of the Light Energy Index decreases by 10% to 2,880.00 from the Initial Level of 3,200.00. In this case, you would receive a payment at maturity that is significantly less than $1,000.00 per $1,000 Face Amount due to the three times leveraged exposure to the Basket Return and the leveraged deduction of the Adjustment Factor and the TBill Return. Assuming a period of 395 calendar days from the Trade Date to the Final Valuation Date, you would receive a Redemption Amount of $618.18 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000 + [$1,000 × 3 × (Basket Return – TBill Return – Adjustment Factor)]
	=	$1,000 + [$1,000 × 3 × (-10.50% – 2.50% – (0.0021 x (Days / 365)))]
	=	$618.18

The following two examples assume that an Early Redemption Event occurs 15 days after the Trade Date, and assume a hypothetical TBill Return of 0.01% during such period.

Example 5: The Final Level of the Gold Index increases by 25% to 1,087.50 from the Initial Level of 870.00, and the Final Level of the Light Energy Index increases by 35% to 4,320.00 from the Initial Level of 3,200.00. The investor will receive a payment on the Early Redemption Payment Date of $1,823.35, calculated as follows:

$1,000 + [$1,000 × 3 × (27.50% – 0.01% – 0.04515%)] = $1,823.35

In this example, the Redemption Amount is greater than the Redemption Amount in Example 1 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 15 days instead of 395 days.

Example 6: The Final Level of the Gold Index decreases by 20% to 696.00 from the Initial Level of 870.00, and the Final Level of the Light Energy Index increases by 30% to 4,160.00 from the Initial Level of 3,200.00. The investor will receive a payment on the Early Redemption Payment Date of $773.35, calculated as follows:

$1,000 + [$1,000 × 3 × (-7.50% – 0.01% – 0.04515%)] = $773.35

In this example, the Redemption Amount is greater than the Redemption Amount in Example 3 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 15 days instead of 395 days.

The following example assumes that a Mandatory Prepayment Event occurs on June 22, 2012, 14 days after the Trade Date, in which case June 25, 2012 is the Final Valuation Date and June 28, 2012 is the Early Redemption Payment Date. The example assumes a hypothetical TBill Return of 0.01% from the Trade Date to the Final Valuation Date.

Example 7: As of June 25, 2012, the Final Level of the Gold Index decreases by 20% to 696.00 from the Initial Level of 870.00, and the Final Level of the Light Energy Index decreases by 20% to 2,560.00 from the Initial Level of 3,200.00. In this case, assuming the Basket Return had been greater than -15.00% on all Trading Days prior to June 22, 2012, a Mandatory Prepayment Event would occur on June 22, 2012, when the Basket Return is less than -15.00%, making June 25, 2012 the Final Valuation Date and June 28, 2012 the Early Redemption Payment Date. Assuming a period of 17 days from the Trade Date to the Final Valuation Date, you would receive a Redemption Amount of $398.35 per $1,000.00 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × 3 × (-20.00% – 0.01% – 0.06%)] = $398.35

SELECTED PURCHASE CONSIDERATIONS

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RETURN LINKED TO THE LEVERAGED PERFORMANCE OF TWO BASKET INDICES — The return on the securities, which may be positive, negative or zero, is exposed on a leveraged basis to the performance of two indices: the S&P GSCI® Gold Index–Total Return and the S&P GSCI® Light Energy Index–Total Return.

S&P GSCI® Gold Index–Total Return

The S&P GSCI® Gold Index–Total Return (the “Gold Index”) is a single-commodity sub-index of the S&P GSCI®-Total Return.  It provides investors with a publicly available benchmark for investment performance in the gold commodity markets.  This section is a summary only of the S&P GSCI® Gold Index–Total Return. For more information on the S&P GSCI® Gold Index–Total Return, including information concerning calculation methodology and adjustment policy, please see the section entitled “Description of the Basket Indices” in this pricing supplement.

S&P GSCI® Light Energy Index–Total Return

The S&P GSCI® Light Energy Index–Total Return (the “Light Energy Index”) is a sub-index of the S&P GSCI®-Total Return.  The Light Energy Index is comprised of the same commodity futures as the S&P GSCI®-Total Return but with those weights for contracts in the energy sector having been divided by 4 and with resulting higher weights for the remaining commodities. This section is a summary only of the S&P GSCI® Light Energy Index–Total Return. For more information on the S&P GSCI® Light Energy Index–Total Return, including information concerning calculation methodology and adjustment policy, please see the section entitled “Description of the Basket Indices” in this pricing supplement.

Because the securities are our senior unsecured obligations, payment of any amount at maturity, or upon any Early Redemption Event, is subject to our ability to pay our obligations as they become due.

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THE PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT WILL BE REDUCED BY THE ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN — The payment at maturity or upon any Early Redemption Event will be reduced by the Adjustment Factor, which results in the reduction of approximately 0.63% for each year the securities remain outstanding. In addition, the Redemption Amount is subject to the deduction of the TBill Return on a three-times leveraged basis. Each of the Adjustment Factor and the TBill Return is applied to the value of the Basket Return on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Basket Return on the relevant Final Valuation Date is positive, zero or negative.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES —If a Commodity Hedging Disruption Event (as defined under “General Terms of the Securities – Commodity Hedging Disruption Events) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the third business day following the day on which the calculation agent delivers notice of such acceleration. Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” for more information.

•	TAX CONSIDERATIONS — You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

RISK FACTORS

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Indices or any of the components of the Basket Indices. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN AN ACCELERATED LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon early redemption is linked to the performance of the Basket Indices and will depend on whether, and the extent to which, the Basket Return is positive or negative. You will lose some, and you may lose all, of your initial investment if the Basket Return is negative or if the combined performance of the Basket Indices is not sufficient to offset the effect of the Adjustment Factor and the deduction of the TBill Return, and any loss will be accelerated because your investment is exposed to three times any decline in the Basket Return.  In addition, if a Mandatory Prepayment Event occurs, you will lose a significant portion or all of your initial investment.

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YOUR SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may redeem your securities before the Maturity Date in certain circumstances, including if the publisher of a Basket Index has stopped publication of such Index Index or if a Commodity Hedging Disruption Event occurs. In addition, your securities will be redeemed early if, from and after the Trade Date to and including the second Trading Day immediately prior to July 8, 2013, the Basket Return on any Trading Day is equal to or less than -15.00%.

For United States federal income tax purposes, early redemption of the securities would be a taxable event to you. In addition, you may not be able to reinvest any amount you receive upon redemption of the securities at a rate that is equal to or higher than the rate that you may have received if the securities remained outstanding to the Maturity Date.

If the securities are redeemed prior to the Maturity Date, you will not receive any Coupon that would have otherwise accrued after the applicable Early Redemption Payment Date.

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PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT IS REDUCED BY THE INCLUSION OF AN ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN — The deduction of the Adjustment Factor will result in a reduction in the payment at maturity or upon any Early Redemption Event of approximately $6.30 per $1,000 Face Amount of securities for each year the securities remain outstanding. The TBill Return will further reduce the payment at maturity or upon any Early Redemption Event, on a three-times leveraged basis. Each of the TBill Return and the Adjustment Factor is applied to the Basket Return on the relevant Final Valuation Date, and will reduce the return on the securities on a three-times leveraged basis regardless of whether the Basket Return is positive, zero or negative.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the market value of the securities. Any coupon payment and the payment at maturity or upon early redemption on the securities is subject to the creditworthiness of the Issuer.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that may comprise the Basket Indices are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The effect on the value of the securities of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest.  For example, we may become subject to position limits on certain commodities, including commodities included in the Basket Indices.  Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent, as provided herein. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.

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THE CORRELATION AMONG THE BASKET INDICES COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Basket Indices increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased correlation among the Basket Indices, in particular in a down market. The value of the securities may also be adversely affected by decreased correlation between the Basket Indices, meaning the positive performance of one Basket Index could be entirely offset by the negative performance of the other.

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THE BASKET INDICES ARE UNEQUALLY WEIGHTED — The Basket Indices are unequally weighted. Accordingly, the performance by the Basket Index with the higher weighting will influence the Redemption Amount to a greater degree than the performance of the Basket Index with the lower weighting. If the Basket Index with the higher weighting performs poorly, that poor performance could negate or diminish the effect on the Redemption Amount of any positive performance by the Basket Index with the lower weighting.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the constituents of the Basket Indices may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Basket Indices, and consequently affect the levels of the Basket Indices and the value of your securities in varying ways, and different factors may cause the values of the constituents of the Basket Indices and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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AN INVESTMENT IN THE SECURITIES WILL EXPOSE YOU TO CONCENTRATED RISK IN GOLD —The price of gold may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships; wars; political and civil upheavals; acts of terrorism; agriculture, trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest and exchange rates; trading activities in gold and substitute commodities and related contracts; weather; climatic events; and the occurrence of natural disasters. These factors may affect the price of gold and the value of your securities in varying and potentially inconsistent ways. Specific factors affecting the price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors on the Gold Index and the value of the securities.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE BASKET INDICES WILL ADVERSELY AFFECT THE LEVEL OF THE BASKET INDICES — As the futures contracts that underlie the Basket Indices near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December 2012 may specify a January 2013 expiration. As that contract nears expiration, it may be replaced by selling the January 2013 contract and purchasing the contract expiring in March 2013. This process is referred to as “rolling.” Historically, the prices of some futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January 2013 contract would take place at a price that is higher than the price at which the March 2013 contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Basket Indices have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the levels of the Basket Indices and, accordingly, decrease the value of your securities. Conversely, some futures contracts included in the Basket Indices have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the levels of the Basket Indices and, accordingly, decrease the value of your securities.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF CERTAIN COMPONENTS OF THE BASKET INDICES — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Basket Indices, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Basket Indices may reduce the performance of the Basket as a whole.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Agriculture prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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THE COMMODITY PRICES REFLECTED IN THE BASKET INDICES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The commodities included in the Basket Indices may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability in emerging market countries is likely to adversely impact the levels of the Basket Indices and, consequently, the return on your investment.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of certain commodities included in the Basket Indices are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a Trading Day or over a period of Trading Days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the relevant Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer prices of certain commodities included in the Basket Indices could be adversely affected, which will have an adverse effect on the Redemption Amount.

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IF THE LIQUIDITY OF THE COMMODITIES INCLUDED IN THE BASKET INDICES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the relevant Final Valuation Date would likely have an adverse effect on the closing levels of the Basket Indices and, therefore, on the return on your securities. Limited liquidity relating to the components of the Basket Indices may also result in the sponsors of the Basket Indices being unable to determine the levels of the Basket Indices using its normal means.  Any resulting discretion by the calculation agent in determining the Final Level of the Basket Indices could adversely affect the value of the securities.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the levels of the Basket Indices and, therefore, the value of your securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Redemption Amount described in this pricing supplement is based on the full Face Amount of your securities, the Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price. The inclusion of the commissions and/or other fees and hedging costs in the Issue Price, and the Adjustment Factor, will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market but is not required to do so, except as described under “Early Redemption at Holder’s Option” above. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the level of the Basket Indices;

•	trends of supply and demand for the commodities underlying the Basket Indices;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the constituents of the Basket Indices or commodities markets generally;

•	the interest rates and yields then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the constituents of the Basket Indices;

•	the expected volatility of the Basket Indices; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Basket Indices. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors' trading or investment strategies relating to the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a Market Disruption Event.  If a Market Disruption Event occurs on any Final Valuation Date, the calculation agent can postpone the determination of, or under some circumstances, use an alternate method to calculate the Initial Level and the Final Level for each Basket Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, may affect the payment you receive, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the constituents of the Basket Indices (or various contracts or products related to the constituents of the Basket Indices) or related indices. The research reports may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the level of the Basket Indices and, therefore, the value of the securities or the potential payout on the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated coupon payments by us to you, as described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described in “U.S. Federal Income Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE BASKET INDICES

The S&P GSCI® Gold Index–Total Return

We have derived all information contained in this pricing supplement regarding the S&P GSCI® Gold Index–Total Return, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.  Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC (“S&P”).  The Gold Index is calculated, maintained and published by S&P.

The S&P GSCI® Gold Index–Total Return (Bloomberg: SPGCGCTR) (for purposes of the description below, the “Gold Index”) is a sub-index of the S&P GSCI®-Total Return (“S&P GSCI®-TR”).  It represents only the gold component of the S&P GSCI®-TR. The Gold Index provides investors with a publicly available benchmark for investment performance in the gold commodity markets. The futures contracts included in the Gold Index may change during the term of the notes, as expiring contracts are replaced by contracts with later expiration dates.

The Gold Index is a total return version of the S&P GSCI® Gold Index calculated in the manner as described below under "The S&P GSCI® Commodity Indices."

The S&P GSCI® Light Energy Index–Total Return

We have derived all information regarding the S&P GSCI® Light Energy Index – Total Return and S&P GSCI® contained in this pricing supplement, including, without limitation, their make-up, method of calculation, and changes in their components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The Index is calculated, maintained and published by S&P. The Light Energy Index is calculated, maintained and published by S&P.

The S&P GSCI® Light Energy–Total Return (Bloomberg: SPGCLETR) (for purposes of the description below, the “Light Energy Index”) is a sub-index of the S&P GSCI®, a composite index of commodity sector returns. The Light Energy Index is comprised of the same commodity futures as the S&P GSCI® but with those weights for contracts in the energy sector having been divided by 4 and with resulting higher weights for the remaining S&P GSCI® commodities.  Because the weights of energy-related S&P GSCI® commodities are reduced in the Light Energy Index relative to the S&P GSCI®, the relative weights of the remaining S&P GSCI® commodities are necessarily increased.  As a result, although the Light Energy Index contains all of the S&P GSCI® commodities that are included in the S&P GSCI®, they are not world-production weighted in the same manner as the S&P GSCI® and may not serve as a benchmark for changes in inflation or other economic factors.  In particular, because of the significance of energy-related commodities to the world economy, a significant reduction in the weights of these commodities in the Light Energy Index will substantially limit the effect of changes in energy prices on the Light Energy Index.  Increases in the prices of energy commodities, therefore, will not increase the level of the Light Energy Index to the same extent as the S&P GSCI®.

The Light Energy Index is a total return version of the S&P GSCI® Light Energy Index calculated in the manner as described below under "The S&P GSCI® Commodity Indices."

The S&P GSCI® Commodity Indices

The S&P GSCI® is the parent index of the GSCI® Sector Indices and the GSCI® Component Indices (collectively, the “S&P Commodity Indices”). The S&P Commodity Indices are designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. The methodology for compiling the S&P GSCI® Sector Indices and GSCI® Component Indices is consistent with the methodology for compiling the S&P GSCI®. The S&P Commodity Indices are sponsored by S&P, who calculates price return, excess return and total return versions of each S&P Commodity Index. S&P acquired the rights to the S&P Commodity Indices from Goldman, Sachs & Co. in 2007. The former name of the S&P GSCI® was the Goldman Sachs Commodity Index, or GSCI®.

The S&P GSCI®

The S&P GSCI® is an index that tracks a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria and represents the return of a portfolio of commodity futures contracts included in the S&P GSCI®, the composition of which, on any given day, reflects the contract production weights (“CPWs”) and “roll weights” of such contracts, as discussed below. The S&P GSCI® is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI® are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI® are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the S&P GSCI® advisory panel (the “advisory panel”), as described below) of such commodities to the world economy. The production weighting of each commodity is determined on a world-wide basis, except in certain circumstances where the S&P deems a commodity to be primarily a regional commodity due to the prohibitive cost of transporting such commodities from one part of the world to another or for other reasons. In such cases, the S&P uses regional production data to determine the production weighting of the relevant commodity. As of January 2012, natural gas is the only commodity included in the S&P GSCI® that is a regional (North American) commodity.

The fluctuations in the value of the S&P GSCI® are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI® has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCI®, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange. The S&P GSCI® Price Return, Excess Return and Total Return are reported by Bloomberg under the ticker symbols “SPGSCI,” “SPGSCIP” and “SPGSCITR,” respectively.

Description of the Indices

As discussed above, S&P calculates each index on a price return, excess return and total return basis. Each price return index is intended to reflect the price levels of the contracts included in the S&P GSCI®. Each excess return index is intended to reflect the price return of the various components of such index as well as the discount or premium obtained by “rolling” hypothetical positions in such contracts forward as they approach delivery, and is calculated on the basis of the “contract daily return” as discussed below. Each total return index incorporates the returns of the corresponding excess return index and interest earned on hypothetical fully collateralized contract positions on the commodities included in such index.

Set forth below is a summary of the methodology used to calculate the S&P Commodity Indices. The S&P Commodity Indices are calculated in the same manner as the S&P GSCI®, except that (i) the daily contract reference price, CPWs and roll weights (each as discussed below) used in such calculations are limited to those of the commodities included in the applicable index and (ii) each index has a separate normalizing constant (discussed below). The methodology for determining the composition and weighting of the S&P Commodity Indices and for calculating their value is subject to modification in a manner consistent with the purposes of the S&P Commodity Indices, as described below.

The Index Committee and the Index Advisory Panel

S&P has established an index committee (the “index committee”) to oversee the daily management and operations of the S&P Commodity Indices, and is responsible for all analytical methods and calculation of the S&P Commodity Indices. The index committee consists of full-time professional members of S&P’s staff. At each meeting, the Index committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the index committee may revise index policy covering rules for selecting commodities or other matters.

S&P considers information about changes to its indices and related matters to be potentially market-moving and material. Therefore, all index committee discussions are confidential.

S&P has established the advisory panel to assist it in connection with the operation of the S&P Commodity Indices. The advisory panel meets on an annual basis and at other times at the request of the index committee. The principal purpose of the advisory panel is to advise the index committee and S&P with respect to, among other things, the calculation of the S&P Commodity Indices, the effectiveness of the S&P Commodity Indices as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the S&P Commodity Indices. The advisory panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P Commodity Indices are made by the index committee.

Composition of the S&P GSCI

In order to be included in the S&P GSCI®, a contract must satisfy the following general eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•	In addition, the contract must:

•	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

•	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

The trading facility (as defined below) on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (defined below) included in the S&P GSCI® that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below).

The commodity must be the subject of a contract that:

•	is denominated in U.S. dollars; and

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is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country that is a member of the Organization for Economic Cooperation and Development during the relevant annual calculation period or interim calculation period and that:

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makes price quotations generally available to its members or participants (and to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•	makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

•	accepts bids and offers from multiple participants or price providers; and

•	is accessible by a sufficiently broad range of participants.

With respect to inclusion in each of the S&P Commodity Indices, a contract must be in respect to the physical commodity or commodities that are described by that specific index.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI®. In appropriate circumstances, however, S&P may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCI®, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the S&P GSCI®, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made. The following eligibility criteria apply:

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A contract that is not included in the S&P GSCI® at the time of determination and that is based on a commodity that is not represented in the S&P GSCI® at such time must, in order to be added to the S&P GSCI® at such time, have an annualized total dollar value traded over the relevant period of at least $15 billion. The annualized total dollar value traded is equal to the total annualized quantity traded in the relevant contract over the period for which the calculation is made, expressed in physical units, multiplied by the average of the daily contract reference prices on the last day of each month during such period.

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A contract that is already included in the S&P GSCI® at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI® must, in order to continue to be included in the S&P GSCI® after such time, have an annualized total dollar value traded over the relevant period of at least $5 billion and at least $10 billion during at least one of the three most recent annual periods used in making the determination.

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A contract that is not included in the S&P GSCI® at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® at such time must, in order to be added to the S&P GSCI® at such time, have an annualized total dollar value traded over the relevant period of at least $30 billion.

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A contract that is already included in the S&P GSCI® at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® at such time must, in order to continue to be included in the S&P GSCI® after such time, have an annualized total dollar value traded over the relevant period  of at least $10 billion and at least $20 billion during at least one of the three most recent annual periods used in making the determination.

In addition:

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A contract that is already included in the S&P GSCI® at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight is determined by dividing the reference dollar weight of such contract by the sum of the reference dollar weights of all designated contracts. The reference dollar weight of a contract is determined by multiplying the CPW (defined above) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These reference percentage dollar weight amounts are summed for all contracts included in the S&P GSCI® and each contract’s percentage of the total is then determined.

•	A contract that is not included in the S&P GSCI® at the time of determination must, in order to be added to the S&P GSCI® at such time, have a reference percentage dollar weight of at least 1.0%.

•
In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the S&P GSCI® in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, except that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI® attributable to such commodity exceeding a particular level.

•
If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI® attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the S&P GSCI®, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI® attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI® attributable to it.

The contracts currently included in the S&P GSCI® are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYMEX”), ICE Futures Europe (“ICE-Europe”), ICE Futures U.S. (“ICE-US”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBOT”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange, Inc. (“COMEX”) and the London Metal Exchange (“LME”).

Contract Expirations

Because the S&P GSCI® tracks actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.”  The contract expirations included in the S&P GSCI® for each commodity during a given year are designated by S&P, provided that each such contract must be an “active contract.”  An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI® will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI®. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI®. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the S&P GSCI

The commodity futures contracts included in the S&P GSCI® change on a monthly basis because the futures contracts included in the S&P GSCI® at any given time are required to be the commodity futures contracts traded on the related exchange with the closest expiration date (the “front-month contract”). The S&P GSCI® incorporates a methodology for rolling the current futures contract into the futures contract with the next closest expiration date (the “next-month contract”) each month. Assuming that markets are not disrupted or the limitations that regulate the amount of fluctuation in options futures contract prices that may occur during a trading day have not been reached, the S&P GSCI® gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five S&P GSCI business day period commencing on the fifth S&P GSCI business day of the month, so that on the first S&P GSCI business day of the roll-over the front-month contract represents 80% and the next-month contract represents 20% of the S&P GSCI®, and on the fifth S&P GSCI business day of the roll-over period (i.e., the ninth S&P GSCI business day of the month) the next-month contract represents 100% of the S&P GSCI®. An “S&P GSCI business day” is a day on which the S&P Commodity Indices are calculated, as determined by the NYSE Euronext Holiday & Hours schedule.

The value of the S&P GSCI® on any given day is equal to the total dollar weight of the S&P GSCI® divided by a normalizing constant that assures the continuity of the S&P GSCI® over time. The total dollar weight of the S&P GSCI® is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to:

•	the “daily contract reference price” (as discussed below),

•	multiplied by the appropriate CPWs, and

•	during a roll period, the appropriate “roll weights” (as discussed below).

The normalizing constant is recalculated on the fourth S&P GSCI business day of the calendar month in which new CPWs first become effective (i.e., January or any other month in which a reweighting of the S&P GSCI® is implemented). The new normalizing constant is equal to the previous normalizing constant multiplied by the “total dollar weight ratio.”  The numerator of the “total dollar weight ratio” is the sum of the products obtained by multiplying (a) the new CPW for each underlying commodity times (b) the daily contract reference price for such underlying commodity on such day. The denominator of the “total dollar weight ratio” is the sum of the products obtained by multiplying (a) the previous CPW for each underlying commodity times (b) the daily contract reference price for such underlying commodity on such day. The same “rolling” procedure used to roll the front-month contract into the next-month contract, described above, is used to implement the new normalizing constant and the new CPWs.

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m., New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI® calculation.

Contract Daily Return

The contract daily return on any given S&P GSCI business day is equal to (a) the “total dollar weight obtained” on such day, divided by (b) the “total dollar weight invested” of the S&P GSCI on the preceding day, (c) minus one, which calculation represents the percentage change in the total dollar weight of the S&P GSCI®. The “total dollar weight obtained” is calculated as the total dollar weight of the S&P GSCI® for such S&P GSCI business day using the CPWs and contract roll weights in effect on the preceding S&P GSCI business day and the daily contract reference prices used to calculate the S&P GSCI® on the S&P GSCI business day on which the calculation is made. The “total dollar weight invested” on any given S&P GSCI business day is equal to the total dollar weight of the S&P GSCI® on the preceding day.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI® is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI® also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expiration on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI® is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;

•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•
the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time—in that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; except that if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

Calculation of the S&P Commodity Indices

Excess return S&P Commodity Indices

The value of any excess return version of a S&P Commodity Index on any S&P GSCI business day is equal to the product of:

•	the value of the applicable S&P Commodity Index on the immediately preceding S&P GSCI business day; and

•	one plus the contract daily return of the applicable S&P Commodity Index on the S&P GSCI business day on which the calculation is made.

Total Return S&P Commodity Indices

The value of any total return version of a S&P Commodity Index on any S&P GSCI business day reflects the value of an investment in the excess return version of that S&P Commodity Index together with a Treasury Bill return and is equal to the product of:

•	the value of the applicable S&P Commodity Index on the immediately preceding S&P GSCI business day;

•	one plus the sum of the contract daily return and the Treasury Bill return on the S&P GSCI business day on which the calculation is made; and

•	one plus the Treasury Bill return for each non-S&P GSCI business day since the immediately preceding S&P GSCI business day.

The Treasury Bill return is the return on a hypothetical investment in the applicable S&P Commodity Index at a rate equal to the interest rate on a specified U.S. Treasury Bill.

License Agreement with Standard & Poor’s

The S&P GSCI®, the S&P GSCI® Light Energy Index and the S&P GSCI® Gold Index are licensed by S&P for use in connection with an issuance of the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representations or warranties, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities offered herein particularly or the ability of the S&P indices to track general stock market performance or any economic factors. S&P’s only relationship to Deutsche Bank AG (the “Licensee”) and its affiliates is the licensing of certain trademarks and trade names of S&P and/or of the S&P GSCI® which is determined, composed and calculated by S&P without regard to the Licensee or the securities. S&P has no obligation to take the needs of the Licensee, its affiliates or the owners of the securities into consideration in determining, composing or calculating the S&P GSCI®. S&P is not responsible for and has not participated in the determination of the timing price, or quantity of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI® OR ANY DATA INCLUDED THEREIN, AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONDITIONS OR REPRESENTATIONS AS TO RESULTS TO BE OBTAINED BY LICENSEE, ITS AFFILIATES, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI® OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Information

The S&P GSCI® Gold Index–Total Return

The following graph sets forth the historical performance of the Gold Index from January 2, 2002 through June 8, 2012. The closing level of the Gold Index on June 8, 2012 was 873.0195. The historical levels of the Gold Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Gold Index on the relevant Final Valuation Date. We cannot give you assurance that the performance of the Gold Index will result in the return of any of your initial investment.

The S&P GSCI® Light Energy Index–Total Return

The following graph sets forth the historical performance of the Light Energy Index from January 2, 2002 through June 8, 2012. The closing level of the Light Energy Index on June 8, 2012 was 3,184.745. The historical levels of the Light Energy Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Light Energy Index on the relevant Final Valuation Date. We cannot give you assurance that the performance of the Light Energy Index will result in the return of any of your initial investment.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to the three-times leveraged performance of an unequally weighted basket of two indices, the S&P GSCI® Gold Index–Total Return and the S&P GSCI® Light Energy Index–Total Return (the “Basket Indices”). The securities are our Series A notes referred to in the accompanying prospectus supplement and prospectus. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar. The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Market Disruption Events

If a Market Disruption Event is in effect on the Trade Date or the relevant Final Valuation Date (each a "Valuation Date"), or if any Valuation Date is not a Trading Day, the calculation agent for the securities will calculate the closing levels of the Basket Indices for the applicable Valuation Date using:

●
for each exchange-traded commodity futures contract included in a Basket Index or any Successor Index (an “Index Constituent”), the weighting within the relevant Basket Index assigned to such Index Constituent on the relevant Valuation Date;

●
for each Index Constituent for which the relevant Valuation Date was a Trading Day, and did not suffer a Market Disruption Event on such Valuation Date, the closing price for such Index Constituent on such Valuation Date; and

●
for each Index Constituent for which the relevant Valuation Date was not a Trading Day or which suffered a Market Disruption Event on such Valuation Date, the closing price for the Index Constituent on the immediately succeeding Trading Day for such Index Constituent on which no Market Disruption Event occurs or is continuing with respect to such Index Constituent; provided, that if a Market Disruption Event has occurred or is continuing with respect to an Index Constituent on the Trade Date and the immediately succeeding Trading Day, then the calculation agent will determine the closing price for the affected Index Constituent on such succeeding Trading Day in good faith and in a commercially reasonable manner. If a Market Disruption Event has occurred or is continuing with respect to any Index Constituent on the relevant Final Valuation Date and is continuing for the immediately succeeding ten Trading Days, then the calculation agent will determine the closing price for the affected Index Constituent on such tenth Trading Day in good faith and in a commercially reasonable manner.

If a Market Disruption Event or a non-Trading Day exists on the relevant Final Valuation Date, then the Maturity Date or Early Redemption Payment Date, as applicable, will be postponed to a Business Day following the last day on which the closing price for any Index Constituent used in determining the Final Level is ascertained (the “Last Day”), so as to maintain the same number of Business Days between such Business Day and the Last Day, as originally scheduled between the relevant Final Valuation Date, and the Maturity Date or Early Redemption Payment Date, as applicable.

If the Maturity Date or Early Redemption Payment Date is not a Business Day, the Maturity Date or Early Redemption Payment Date, as applicable, will be postponed to the first Business Day following the scheduled Maturity Date or Early Redemption Payment Date, as applicable, subject to postponement in the event of a Market Disruption Event on the Final Valuation Date as described above.

With respect to the Basket Indices, a “Market Disruption Event” means a determination by the calculation agent that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

●
a termination or suspension of, or material limitation or disruption in the trading of any Index Constituent (including, but not limited to, the occurrence or announcement of a limitation on, or suspension of, the trading of an Index Constituent imposed by the Relevant Exchange on which such Index Constituent is traded by reason of movements exceeding “limit up” or “limit down” levels permitted by such Relevant Exchange); or

●	the settlement price of any Index Constituent has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the rules of the Relevant Exchange; or

●	failure by the Relevant Exchange or other price source to announce or publish the settlement price of any Index Constituent; or

●	failure by the sponsor of a Basket Index to publish the closing level; or

●	a Commodity Hedging Disruption Event (as defined below).

Commodity Hedging Disruption Events

If a Commodity Hedging Disruption Event occurs, we will have the right, but not the obligation, to accelerate payment on the securities by providing, or causing the calculation agent to provide, written notice of our election to exercise such right to the trustee at its New York office, on which notice the trustee may conclusively rely, as promptly as possible and in no event later than the Business Day immediately following the day on which such Commodity Hedging Disruption Event occurred. The amount due and payable per Face Amount of securities upon such early acceleration will be (a) determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per security as described herein, calculated (i) in the case of written notice of our election to accelerate payment on the securities having been provided to the trustee on a Trading Day at or before 10:00 a.m. New York City time, as if such notice date were the Final Valuation Date, and (ii) in the case of written notice of our election to accelerate payment on the securities having been provided to the trustee on a day that is not a Trading Day or after 10:00 a.m. New York City time, as if the Trading Day immediately following such notice date were the Final Valuation Date, and (b) payable on the third Business Day following the day that is the deemed Final Valuation Date.

We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days prior to the date on which such payment is due. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of a Commodity Hedging Disruption Event.

A “Commodity Hedging Disruption Event” means that:

(a)
due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the Commodities Futures Trading Commission or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that after using commercially reasonable efforts, we are unable, without violating such law, rule, regulation or order, to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, that reference a Basket Index or any of the Index Constituents in order to hedge our obligations under the securities (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine, in good faith using commercially reasonable methods,  which of the hedge positions are counted towards such limit); or

(b)
for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any positions or contracts in securities, options, futures, derivatives or foreign exchange or other instruments or arrangements that reference a Basket Index or any of the Index Constituents that the calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the securities, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

“Relevant Exchange” means the primary organized exchanges or markets of trading, as determined by the calculation agent, for any component included in a Basket Index.

Discontinuation of a Basket Index; Alteration of Method of Calculation

If the sponsor of a Basket Index discontinues publication of such Basket Index and such sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued Basket Index (such index being referred to herein as a “Successor Index”), then the closing level of such Basket Index on any Trading Day following the publication of such Successor Index will be determined by reference to the level of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on such day.

Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If the sponsor discontinues publication of a Basket Index prior to, and such discontinuance is continuing on, the Final Valuation Date and the calculation agent determines that no Successor Index is available at such time, then the calculation agent will determine the closing level of such Basket Index for such date. The closing level of such Basket Index will be computed by the calculation agent in accordance with the formula for and method of calculating the Basket Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant Index Constituents has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each Index Constituent most recently comprising the Basket Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Basket Index on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating a Basket Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Basket Index or a Successor Index is in any other way modified so that the Basket Index or such Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the Basket Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on the Final Valuation Date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a commodities index comparable to such Basket Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level with reference to such Basket Index or such Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Index or a Successor Index is modified so that the level of the Basket Index or such Successor Index is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust such index in order to arrive at a level of such Basket Index or such Successor Index as if there had been no such modification.

Notwithstanding the above, the Issuer may, in its sole discretion, call the securities in whole on any Trading Day following any date on which the calculation agent has notified the Issuer that the publisher of a Basket Index has stopped publication of such Basket Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the level of such Basket Index, or (ii) continuing to determine the level of such Basket Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.

Calculation Agent

Deutsche Bank AG, London Branch will act as the “calculation agent” for the securities. The calculation agent will determine all values and levels required for the purposes of the securities, whether there has been a Market Disruption Event, Commodity Hedging Disruption Event or a discontinuation of a Basket Index and whether there has been a material change in the method of calculating a Basket Index. All determinations made by the calculation agent will be made in good faith using commercially reasonable methods. We may appoint a different calculation agent from time to time after the Trade Date without your consent and will provide prompt notice thereof, provided any such successor calculation agent shall be a nationally recognized market maker for other securities similar to the securities.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on any Coupon Payment Date and at maturity or upon an early redemption on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date or Early Redemption Payment Date, as applicable.

All calculations with respect to the levels of the Basket Indices will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per security, if any, at maturity or upon an early redemption will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate initial investment amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment upon an Event of Default

In case an event of default with respect to the securities will have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per security as described herein, calculated as if the date of acceleration was the Final Valuation Date plus any accrued and unpaid Coupon on the securities.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate initial investment amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity or upon early redemption on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA“) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies to you only if you hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including different consequences that may apply if you are a beneficial owner of the securities who is subject to special treatment under the U.S. federal income tax laws, such as a financial institution, a regulated investment company, a tax-exempt entity, a dealer in securities, a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, a person who holds the securities as a part of a straddle or conversion transaction or a U.S. holder (as defined below) who has a “functional currency” other than the U.S. dollar.

Tax Treatment of the Securities

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel believes that it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are not debt, with associated coupon payments by us to you, with the consequences described below. Our special tax counsel has advised, however, that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities. We do not plan to request a ruling from the IRS, and the IRS or a court may not agree with this treatment, in which case the timing and character of income or loss on your securities could be materially and adversely affected. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of the securities as prepaid financial contracts that are not debt with associated coupon payments.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as Prepaid Financial Contracts That Are Not Debt with Associated Coupon Payments

 Coupons. There is no direct authority under current law addressing the proper tax treatment of the Coupons or comparable payments on instruments similar to the securities. The Coupons may in whole or in part be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. In the event that we are required to file information returns with respect to certain U.S. holders, we expect to treat the Coupons as ordinary income. You should consult your tax adviser concerning the treatment of the Coupons, including the possibility that they may be treated, in whole or in part, as not includible in income on a current basis. The latter treatment would affect the amount of your gain or loss upon a sale, exchange or retirement of the securities.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement (other than any Coupon payment) and your tax basis in the securities. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss should generally be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year (although the treatment of any sales proceeds attributable to an accrued but unpaid Coupon is unclear). The deductibility of capital losses is subject to limitations.

Uncertainties Regarding Treatment as Prepaid Financial Contracts That Are Not Debt with Associated Coupon Payments

Due to the lack of direct legal authority there remain substantial uncertainties regarding the U.S. federal income tax consequences of your ownership and disposition of the securities. For instance, you may be required to include in income amounts during the term of the securities in addition to the Coupons you receive and/or to treat all or a portion of your gain or loss on the sale or retirement of the securities (in addition to any amounts attributable to an unpaid Coupon, as discussed above) as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the securities. For instance, it is possible that any reweighting, rebalancing, reconstitution, change in methodology of, or substitution of a successor to, a Basket Index could result in a “deemed” taxable exchange, causing you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the securities.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether holders of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including  the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Consequences if Securities Are Treated as Debt Instruments

If the securities are treated as debt instruments issued by us, they will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the securities you will be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though this amount would likely exceed the Coupon payments in each year. In addition, any income recognized upon a sale or exchange or at maturity will be ordinary in character. Moreover, if you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. This discussion does not apply to a non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of disposition. Such a non-U.S. holder should consult his or her tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of a security. In reading the discussion below, please bear in mind that we will not pay additional amounts on account of any withholding tax imposed on you.

Coupons. The U.S. federal income tax treatment of Coupon payments is uncertain.  Insofar as we have responsibility as a withholding agent, we expect to treat the Coupon payments made to you as subject to withholding at a rate of 30% unless you provide a properly executed IRS Form W-8BEN claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty. You should consult your tax adviser regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld.

Sale, Exchange or Retirement of the Securities. Any gain from the sale, exchange or retirement of the securities generally should not be subject to U.S. federal withholding or income tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below. Any amount attributable to an accrued but unpaid Coupon may be subject to withholding tax.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Possible Alternative Treatments. If the securities are treated as indebtedness, any income from the securities will not be subject to U.S. federal withholding or income tax if (i) you have provided a properly executed IRS Form W-8BEN and (ii) any income from the securities is not effectively connected with your conduct of a trade or business in the United States.

As described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as Prepaid Financial Contracts That Are Not Debt with Associated Coupon Payments,” in 2007 Treasury and the IRS

released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income in excess of the Coupons, subject to withholding tax, over the term of the securities, possibly on a retroactive basis.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the securities will be subject to information reporting unless you are an exempt recipient. If you are a U.S. holder, we intend to treat Coupon payments as subject to information reporting unless you are an exempt recipient. If you are a non-U.S. holder, we intend to treat Coupon payments as subject to information reporting. These amounts may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) and otherwise comply with applicable requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the securities includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Index, the Index Constituents, the Index Commodities or securities whose value is derived from the Index, the Index Constituents or the Index Commodities. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Index, and therefore effectively establish a higher level that the Index must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity or upon early redemption. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the Index Constituents, the Index Commodities or securities whose value is derived from the Index, the Index Constituents or the Index Commodities. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Index or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No securityholder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas (“DBTCA”) as agents and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI and DBTCA, the “Agents”), each Agent participating in this offering of securities has agreed to purchase, and we have agreed to sell, the Face Amount of securities set forth on the cover page of the pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the pricing supplement.

DBSI and DBTCA, acting as Agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The Issue Price of the securities includes fees paid with respect to the securities and the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for this offering comply with the requirements of Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to the pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three business days after the Trade Date.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of December 30, 2011, filed as an exhibit to our opinion, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of such counsel dated December 30, 2011, which has been filed on Form 6-K by the Issuer on December 30, 2011.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: Commodity Structuring Desk, New York

jatin.bindal@db.com, michael.mitton@db.com, amit.garg@db.com, matthew.oconnor@db.com, prateek.jain@db.com, james.fordham@db.com

Subject: SECURITIES LINKED TO THE S&P GSCI® GOLD INDEX–TOTAL RETURN AND THE S&P GSCI® LIGHT ENERGY INDEX–TOTAL RETURN DUE JULY 11, 2013 (CUSIP No.: 2515A1KH3)

The undersigned hereby irrevocably elects to exercise the right to have Deutsche Bank AG, London Branch redeem certain securities described in pricing supplement no. 1552 dated June 8, 2012.

Terms used and not defined in this notice have the meanings given to them in the pricing supplement relating to the securities.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the securities (specified below) to book a delivery versus payment trade with respect to the number of securities specified below at a price per securities equal to the applicable Redemption Amount on the relevant Final Valuation Date, and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 am. New York City time on the Early Redemption Payment Date.

Name of holder:

Aggregate Face Amount of the securities to be redeemed:

Number of $1,000 Face Amount securities to be redeemed:

Aggregate Face Amount of the securities to remain outstanding:

DTC # (and any relevant sub-account):

Date: _________, 20__

Contact Name:
Telephone #:
Fax #:
Email:

Acknowledgement: I acknowledge that the securities specified above will not be redeemed unless all of the requirements specified in the accompanying prospectus supplement, prospectus and the pricing supplement relating to the securities are satisfied.

If the undersigned is not the beneficial owner of the securities to be early redeemed, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

Questions regarding the repurchase requirements of your securities should be directed to the e-mail addresses provided above.